Exhibit 99.26(l)

April 25, 2011

Securian Life Insurance Company

400 Robert Street North

St. Paul, Minnesota 55101

Re:  Variable Universal Life Contract

Dear Sir or Madam:

I, Brian C. Anderson, Actuary for Securian Life Insurance Company attest to the following with regards to illustrations included in the registration statement as permitted by Item 25 of the Statement of Additional Information:

1.               The illustrations of account value and death benefits are consistent with the provisions of the Contract and Securian Life Insurance Company’s administrative procedures.

2.               The rate structure of the Contract has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions.

3.               The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

Sincerely,

/s/ Brian C. Anderson, FSA
Brian C. Anderson, FSA
Second Vice President

BCA:pjh